UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 4, 2006

Date of Report (Date of earliest event reported)

The Sands Regent

(Exact name of registrant as specified in its charter)

Nevada	000-14050	88-0201135
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 North Arlington Ave.

Reno, Nevada, 89501

(Address of principal executive offices) (Zip Code)

(775) 348 2200

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 4 – Matters Relating to Accountants and Financial Statements

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 4, 2006, the audit committee of the board of directors of The Sands Regent (the “Company”), after consultation with management, determined that the Company’s interim financial statements (i) for the three and six month periods ended December 31, 2005 included in the Company’s Form 10-Q filed on March 22, 2006 and as amended on March 24, 2006 and (ii) for the three months ended September 30, 2005 included in the Company’s Form 10-Q filed on November 21, 2005 contained errors and should no longer be relied upon. The errors reflected in the Company’s interim financial statements for the three and six month periods ended December 31, 2005 relate to (i) a miscalculation of accrued interest expense, resulting in an understatement of other accrued expenses and a corresponding understatement of interest expense of approximately $145,000 and (ii) the misclassification of cash flows relating to the purchase of certain equipment, resulting in an understatement on the statement of cash flows of investment in property and equipment and a corresponding understatement of net cash provided by operating activities of approximately $960,000. The errors reflected in the Company’s interim financial statements for the three months ended September 30, 2005 relate to (i) expenses for stock options that were improperly not recorded, resulting in an understatement of general and administrative operating expenses and a corresponding understatement of additional paid-in capital of approximately $85,000 and (ii) a miscalculation of accrued interest expense, resulting in the understatement of other accrued expenses and a corresponding understatement of interest expense of approximately $22,000. The errors related to the three months ended September 30, 2005 will also impact the six month amounts contained in the Company’s interim financial statements for the six months ended December 31, 2005. The Company expects to file amended quarterly reports on Form 10-Q for the quarters ended September 30, 2005 and December 31, 2005 as soon as practicable.

Management of the Sands Regent has discussed this matter with its independent registered public accounting firm, Deloitte & Touche LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2006	By:	/s/ Cornelius T. Klerk
Cornelius T. Klerk, Chief Financial Officer

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